Exhibit 10.1

June 30, 2021

Corsair Partnering Corporation
717 Fifth Avenue, 24th Floor

New York, New York 10022

Evercore Group L.L.C.
55 East 52nd Street, Ste 35
New York, New York 10055

BofA Securities, Inc.
One Bryant Park
New York, New York 10036

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and between Corsair Partnering Corporation, a Cayman Islands exempted company (the “Company”), and Evercore Group L.L.C. and BofA Securities, Inc. (the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 25,000,000 of the Company’s units (including up to 3,750,000 units granted to the Underwriters that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), and one-third of one redeemable warrant. Each whole Warrant (each, a “Warrant”) entitles the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. The Units will be sold in the Public Offering pursuant to a registration statement on Form S-1 and a prospectus (the “Prospectus”) included therein, filed by the Company with the Securities and Exchange Commission (the “Commission”) and our Units have been approved for listing on the New York Stock Exchange. Certain capitalized terms used herein are defined in paragraph 12 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Corsair Partnering Sponsor LP, a Cayman Islands exempted limited partnership (the “Sponsor”), and the undersigned individuals, each of whom is a member of the Company’s board of directors, a nominee for membership on the board of directors and/or an executive officer of the Company (each, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1.       It is acknowledged and agreed that the Company shall not enter into a definitive agreement regarding a proposed Partnering Transaction without the prior consent of the Sponsor. The Sponsor and each Insider agrees that if the Company seeks shareholder approval of a proposed Partnering Transaction, then in connection with such proposed Partnering Transaction, it, he or she shall (i) vote any shares of share capital owned by it, him or her in favor of any proposed Partnering Transaction and (ii) not redeem any Class A Ordinary Shares owned by it, him or her in connection with such shareholder approval. If the Company seeks to consummate a proposed Partnering Transaction by engaging in a tender offer, the Sponsor and each Insider agrees that it, he or she will not sell or tender any Class A Ordinary Shares owned by it, him or her in connection therewith.

2.       The Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Partnering Transaction within 24 months from the closing of the Public Offering (or 27 months if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Partnering Transaction within 24 months), or such later period approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association, the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Class A Ordinary Shares sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Shareholders’ (as defined below) rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors in all cases subject to the other requirements of applicable law. The Sponsor and each Insider agrees to not propose any amendment to the Company’s amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company does not complete a Partnering Transaction within 24 months (or 27 months, as applicable) from the closing of the Public Offering or with respect to any other provisions relating to the rights of holders of our Class A Ordinary Shares, unless the Company provides its public shareholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Offering Shares.

The Sponsor and each Insider acknowledges that it or he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares or Performance Shares held by it. The Sponsor and each Insider hereby further waives, with respect to any Class A Ordinary Shares held by it, him, or her, if any, any redemption rights it or he or she may have in connection with the consummation of a Partnering Transaction, including, without limitation, any such rights available in the context of a shareholder vote (i) to approve such Partnering Transaction or in the context of a tender offer made by the Company to purchase Class A Ordinary Shares (although the Sponsor, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Class A Ordinary Shares it or they hold if the Company fails to consummate a Partnering Transaction within 24 months (or 27 months, if applicable) from the date of the closing of the Public Offering) or (ii) to approve an amendment to the Company’s amended and restated memorandum and articles of association to modify the substance or timing of its obligation to redeem 100% of our public shares if we have not consummated a Partnering Transaction within 24 months (or 27 months, if applicable) from the closing of the initial public offering or with respect to any other material provisions relating to shareholders’ rights or pre-Partnering Transaction activity.

3.       The undersigned acknowledges and agrees that prior to entering into a definitive agreement for a Partnering Transaction with a partner company that is affiliated with the undersigned or any other Insiders of the Company or their affiliates, such transaction must be approved by a majority of the Company’s disinterested independent directors and the Company must obtain an opinion from an independent investment banking firm, which is a member of the Financial Industry Regulatory Authority, or an independent accounting firm that such Partnering Transaction is fair to the Company’s unaffiliated shareholders from a financial point of view.

4.       During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of the Underwriters, Transfer any Units, Class A Ordinary Shares, Founder Shares, Performance Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, Class A Ordinary Shares owned by it or him or her. The provisions of this paragraph will not apply if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

5.       In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any other shareholders, members or managers of the Sponsor, or any of the other undersigned) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) a prospective partner company with which the Company has entered into an acquisition agreement (a “Partner Company”); provided, however, that such indemnification of the Company by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent public accountants) or products sold to the Company or a Partner Company do not reduce the amount of funds in the Trust Account to below (i) $10.00 per share of the Offering Shares or (ii) such lesser amount per share of the Offering Shares held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account which may be withdrawn to pay franchise and income taxes, except as to any claims by a third party (including a Partner Company) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible to the extent of any liability for such third party claims. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies the Company in writing that it shall undertake such defense.

6.       To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 3,750,000 Units within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsor agrees to forfeit, at no cost, a number of Founder Shares in the aggregate equal to 187,500 multiplied by a fraction, (i) the numerator of which is 3,750,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 3,750,000. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriters so that the Initial Shareholders will own an aggregate of 5.0% of the Class A Ordinary Shares issued in the Public Offering (excluding Class A Ordinary Shares underlying the Private Placement Warrants).

7.       (a) In order to minimize potential conflicts of interest that may arise from multiple corporate affiliations, the Insiders hereby agree that until the earliest of the Company’s initial Partnering Transaction or liquidation, the Insiders shall present to the Company for its consideration, prior to presentation to any other entity, any partner candidate that has a fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the interest earned on the trust account), subject to any existing or future fiduciary or contractual obligations the undersigned might have.

(b)       The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or an Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 6, 7(a), 8(a), 8(b), 8(c) and 10, as applicable, of this Letter Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

8.       (a) The Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or Class A Ordinary Shares issuable upon conversion thereof) until the earlier of (x) 180 days after the completion of the Company’s initial Partnering Transaction or (y) the date on which the Company completes a liquidation, merger, share capital exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b)       The Sponsor and each Insider agrees that (x) it, he or she shall not Transfer any Performance Shares until the earlier of (A) 180 days after the completion of the Company’s initial Partnering Transaction or (B) the date on which the Company completes a liquidation, merger, share capital exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property and (y) it, he or she shall not Transfer any Class A Ordinary Shares issued upon conversion of Performance Shares until two years after the completion of the Company’s initial Partnering Transaction (the “Performance Shares Lock-up Period”).

(c)       The Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Warrants (and any Class A Ordinary Shares issued upon conversion or exercise thereof), until 30 days after the completion of the Company’s initial Partnering Transaction (the “Private Placement Lock-up Period”, and together with the Performance Shares Lock-up Period and the Founder Shares Lock-Up Period the “Lock-up Periods”).

(d)       Notwithstanding the provisions set forth in paragraphs 8(a), (b) and (c), Transfers of the Founder Shares, Performance Shares and Private Placement Warrants (and Class A Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants, the Founder Shares and the Performance Shares and that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 8(d))), are permitted (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any of the operating partners of the Company, any affiliates or family members of the operating partners of the Company, any members or partners of our sponsor, or their affiliates, any affiliates of our sponsor, or any employees of such affiliates; (b) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, transfers pursuant to a qualified domestic relations order; (e) transfers by private sales or transfers made in connection with the consummation of a Partnering Transaction at prices no greater than the price at which the securities were originally purchased; (f) transfers in the event of the Company’s liquidation prior to the completion of an initial Partnering Transaction; (g) transfers by virtue of the laws of the Cayman Islands or the Sponsor’s limited partnership agreement upon dissolution of the Sponsor; (h) to the Company for no value for cancellation in connection with the consummation of an initial Partnering Transaction or pursuant to paragraph 6 herein; (i) in the event of the Company’s liquidation, merger, share capital exchange, reorganization or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property subsequent to the completion of the Company’s initial Partnering Transaction; and (j) solely with respect to the Performance Shares Lock-Up, transfers or sales of Class A Ordinary Shares issued to the undersigned upon conversion of Performance Shares following the settlement of such issuance to cover tax obligations of the undersigned in connection with such issuance; provided, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein.

9.       Each of the Insiders agrees to be a director or officer of the Company, as applicable, until the earlier of the consummation by the Company of an initial Partnering Transaction, the liquidation of the Company, or his or her removal, death or incapacity. In the event of the removal or resignation of an Insider as a director or officer (as applicable), each Insider agrees that he or she will not, prior to the consummation of the Partnering Transaction, without the prior express written consent of the Company, (i) use for the benefit of the undersigned or to the detriment of the Company or (ii) disclose to any third party (unless required by law or governmental authority), any information regarding a partner candidate of the Company that is not generally known by persons outside of the Company, the Sponsor, or their respective affiliates. The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background and contains all of the information required to be disclosed pursuant to Item 401 of Regulation S-K, promulgated under the Securities Act. Each Insider’s questionnaire furnished to the Company and the Underwriters is true and accurate in all material respects. Each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it or he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it or he or she is not currently a defendant in any such criminal proceeding.

10.       Except as disclosed in the Prospectus, neither the Sponsor nor any Insider nor any affiliate of the Sponsor or any Insider, nor any director or officer of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Partnering Transaction (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Partnering Transaction: repayment of a loan and advances up to an aggregate of $300,000 made to the Company by the Sponsor; payment to an affiliate of the Sponsor for office space, utilities and secretarial and administrative support for a total of up to $15,000 per month; interest earned on the funds held in the trust account may be released to the Company to pay its franchise and income tax obligations; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial Partnering Transaction, and repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by the Sponsor or any of the Company’s officers or directors to finance transaction costs in connection with an intended initial Partnering Transaction; provided, that, if the Company does not consummate an initial Partnering Transaction, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,500,000 of such loans may be convertible into Warrants at a price of $1.50 per Warrant at the option of the lender. Such Warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

11.       The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as a director on the board of directors of the Company and hereby consents to being named in the Prospectus as a director of the Company.

12.       As used herein, (i) “Partnering Transaction” shall mean a merger, share capital exchange, asset acquisition, share purchase, reorganization or similar partnering transaction, involving the Company and one or more businesses; (ii) “share capital” shall mean, collectively, the Class A Ordinary Shares, the Performance Shares and the Founder Shares; (iii) “Performance Shares” shall mean the 120,000 shares of the Company’s Class B ordinary shares, par value $0.0001 per share, initially issued to an affiliate of the Sponsor on January 9, 2021 for an aggregate purchase price of $18,750, or approximately $0.075 per share and the 130,000 Performance Shares issued to such affiliate in exchange for 130,000 Founder Shares (as defined below) on a one-for-one basis on January 21, 2020, all of which were transferred to the Sponsor on January 28, 2021 such that the Sponsor possessed 250,000 Performance Shares immediately prior to the consummation of the Public Offering, (iv) “Founder Shares” shall mean the 2,300,00 shares of the Company’s Class F ordinary shares, par value $0.0001 per share, initially issued to an affiliate of the Sponsor on January 9, 2021 for an aggregate purchase price of $6,250, or approximately $0.0031 per share, (x) 130,000 of which were exchanged for Performance Shares on a one-for-one basis for Performance Shares, (y) 157,000 were surrendered on January 21, 2021, and the remaining Founder Shares were transferred to the Sponsor on January 28, 2021 and (z) on April 30, 2021, our Sponsor surrendered 575,00 Founder Shares for no consideration, such that the Sponsor possessed 1,437,500 Founder Shares (up to 187,500 shares of which are subject to complete or partial forfeiture by the Sponsor if the over-allotment option is not exercised by the Underwriters) immediately prior to the consummation of the Public Offering; (v) “Initial Shareholders” shall mean the Sponsor and any Insider that holds Founder Shares or Performance Shares; (vi) “Private Placement Warrants” shall mean the 5,000,000 Warrants (or 5,500,000 Warrants if the over-allotment option is exercised in full) that the Sponsor has agreed to purchase for an aggregate purchase price of $7,500,000 (or $8,250,000 if the over-allotment option is exercised in full), or $10.00 per Unit, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (vii) “Private Placement Shares” shall mean Class A Ordinary Shares underlying the Private Placement Warrants (viii) “Public Shareholders” shall mean the holders of securities issued in the Public Offering; (ix) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and certain of the proceeds from the sale of the Private Placement Warrants shall be deposited; and (x) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

13.       This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

14.       No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

15. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

16. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

18.       This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

19.       Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

20.       This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of the Company; provided, further, that paragraph 5 of this Letter Agreement shall survive such liquidation.

[Signature Page Follows]

Sincerely,

Corsair Partnering Sponsor LP By: Corsair Sponsor GP, its general partner

By:	/s/ Jeremy S. Schein
Name: Jeremy S. Schein
Title: President

By:	/s/ D.T. Ignacio Jayanti
D.T. Ignacio Jayanti

By:	/s/ Jeremy S. Schein
Jeremy S. Schein

By:	/s/ Paul Cabral
Paul Cabral

By:	/s/ Maripat Alpuche
Maripat Alpuche

By:	/s/ Daniel J. Eckert
Daniel J. Eckert

By:	/s/ William I. Jacobs
William I. Jacobs

Acknowledged and Agreed:

CORSAIR PARTNERING CORPORATION

By:	/s/ Paul Cabral
	Name:	Paul Cabral
	Title:	Chief Financial Officer

[Signature Page to Letter Agreement]